Form 10-K405, Exhibit 13
period 1996-04-30
ABRAMS INDUSTRIES INC
filed 1996-07-24
CIK 1923

[COVER]Entering Our 72nd Year

[INSIDE FRONT COVER]
SUMMARY FINANCIAL DATA*

                                                                    %                                            %
                                   1996              1995         CHANGE         1995             1994        CHANGE
Revenues                        $134,299,240     $122,608,682      +10       $122,608,682      $123,602,954     -1
Net Earnings (Loss)             $   (304,188)    $   (331,019)      +8       $   (331,019)     $  1,359,408     N/A
Net Earnings (Loss) per Share   $       (.10)    $       (.11)      +9       $       (.11)     $        .46     N/A
Cash Dividends per Share        $       .105     $        .12      -13       $        .12      $        .11     +9
Shareholders' Equity            $ 20,152,376     $ 20,872,035       -3       $ 20,872,035      $ 21,562,279     -3
Return on Average
    Shareholders' Equity               (1.5%)           (1.6%)      +6              (1.6%)              6.5%    N/A
Return on Total Assets                  (.3%)            (.4%)     +25               (.4%)              1.5%    N/A

*For complete 11 year review, see Selected Financial Data, pages 12 and 13.

CONTENTS
SUMMARY FINANCIAL DATA                           IFC
LETTER TO SHAREHOLDERS                           1-4
FORM 10-K                                       5-35
DIRECTORS, OFFICERS, AND DIRECTORY                36
ABRAMS PHILOSOPHY,
   ANNUAL MEETING
   AND OTHER INFORMATION                         IBC

Percentage of revenues by segment:
[GRAPHIC HERE -- TYPE THAT FOLLOWS APPEARS IN SOLID BLACK BOXS WITH TYPE REVERSED]9% Real Estate
80% Construction
11% Manufacturing

BUSINESS DESCRIPTION
Abrams Industries, Inc. (the "Company") consists of three industry segments (Construction, Manufacturing, and Real Estate) which work individually for the betterment of the whole. The business of the Company, therefore, is the business of its segments.

[A graphic effect here: Annual Report (type); 4 boxes with 1996 - one box each; Abrams Industries Inc.(type) down right side]

Dear Shareholders: Now that our 71st year has come to a close, we look back upon it with mixed emotions. While we are disappointed with the financial results, we are, at the same time, enthusiastic and optimistic about the future. [box] The format of this letter is going to be slightly different from those of previous years. We will begin with the comparison of financial results between this year and last year. We then move into a discussion of the various segments of our business and conclude with an outlook on the future.

FINANCIAL
                     For the year ended April 30, 1996, revenues were $134,299,240 compared to $122,608,682 last year, an increase of 10%. We improved our results this year, but still sustained a net loss of $304,188 or $.10 per share compared to last year's net loss of $331,019 or $.11 per share. The per share figures are based on weighted average shares outstanding of 2,977,163 during 1996 and 2,993,540 during 1995. The current loss is attributable to the following factors: 1. REDUCED SALES OF STORE FIXTURES,
ALONG WITH RELATED UNDERABSORPTION OF PLANT OVERHEAD.
2. NO SALES OF REAL ESTATE. [box] In last year's annual report, we noted that the Board of Directors had authorized the Company to repurchase up to 200,000 shares of its Common Stock during the fiscal year ending April 30, 1996. We did in fact repurchase 22,684 shares at varying prices. [box] Finally, on May 22, 1996, your Board of Directors approved a quarterly cash dividend of $.015 per share, the Company's 68th consecutive quarterly dividend. The record date was June 7, 1996, and the payment date was June 19, 1996.

      1           ABRAMS INDUSTRIES, INC.
Construction
SEGMENT REPORTS

Construction began in 1925. Abrams Construction, Inc.'s projects include retail stores, shopping centers, financial institutions, distribution centers, manufacturing facilities, office buildings, and other types of commercial construction.
[BOX] Revenues, as well as operating earnings, continue to grow at an extremely satisfying pace. Revenues were $108,437,335 this year compared to $94,128,795 last year, an increase of 15%. In a highly competitive market, our operating earnings grew by a healthy 10%, to $2,806,030 from $2,550,806. We completed over 130 construction projects in 22 states with major retailers continuing to be our focus. [BOX] While we know we have stated this before, it definitely bears repeating. The reason we have been successful has been the untiring effort and dedication of all our people to produce the customer's product in the most efficient manner and in the shortest possible time. Of this we are truly proud.

                           TOTAL               OPERATING
                          REVENUES              EARNINGS
          1996          $108,437,335          $2,806,030
          1995            94,128,795           2,550,806
          1994            87,879,601           2,535,597
          1993            65,040,184           2,012,578
          1992            54,499,229           1,711,050

              NOTE: TOTAL REVENUES AND OPERATING EARNINGS INCLUDE REVENUES GENERATED FROM INTERCOMPANY SOURCES OF $792,000, $0, AND $1,020,000 IN 1996, 1995, AND 1994, RESPECTIVELY. IN COMPUTING OPERATING EARNINGS, ALLOCATED PARENT EXPENSES AND INCOME TAXES HAVE NOT BEEN CONSIDERED. (FOR ADDITIONAL INFORMATION, SEE NOTE 10 TO CONSOLIDATED FINANCIAL STATEMENTS HEREIN.).

Manufacturing
Manufacturing began in 1946. Abrams Fixture Corporation produces store fixtures for some of the nation's leading retailers and also designs, produces and markets a wide variety of displays for home-decorative products.

[BOX] During 1996, the decision was made that we must "build our business to our customers," not "build our customers to our business". To accomplish this, we began the meticulous and tedious process of "re-engineering" our company. Our people were told that nothing was sacred -- if it needed to be changed, it would be changed. The first phase, pre-production re-engineering, was implemented in late January 1996. Pre-production includes all those activities from initial customer contact through the time the order is placed on the plant floor for production. [BOX] As a result of the re-engineering process, we have radically changed both the means and methods by which we operate our manufacturing business. Improved financial results can already be seen --

      ABRAMS INDUSTRIES, INC.                2
we were profitable in the fourth quarter of 1996. The second phase, production re-engineering (the activities involving manufacturing through shipment of the product), has begun with recommendations to be evaluated and implemented this summer. The last phase, post-production re-engineering (the activities of evaluation, analysis and customer feedback), is scheduled to begin late this summer. [BOX]
Additionally, through our re-engineering efforts we have closed one warehouse and one manufacturing facility. We anticipate a savings from these closings which should become apparent during 1997. [BOX] Lastly, we purchased additional equipment to help us become more efficient and competitive, and began the installation of a new computerized information system. These expenditures should reap future profits.


                                                OPERATING
                            TOTAL                EARNINGS
                           REVENUES               (LOSS)
          1996           $15,008,358           $ (160,226)
          1995            16,356,539             (478,235)
          1994            19,554,858            1,680,087
          1993            16,530,893            1,297,374
          1992            16,394,595            1,826,429

              NOTE: IN COMPUTING OPERATING EARNINGS (LOSS), ALLOCATED PARENT EXPENSES AND INCOME TAXES HAVE NOT BEEN CONSIDERED. (FOR
ADDITIONAL INFORMATION, SEE NOTE 10 TO CONSOLIDATED FINANCIAL
STATEMENTS HEREIN.)

Real Estate
Real Estate began in 1960. Abrams Properties, Inc. develops, owns and manages shopping centers. The company currently manages 22 shopping centers in 10 states. {BOX] We re-developed our former Kmart location in [BOX] Jackson, Michigan. This new 105,000 square foot Merchants Crossing Shopping Center anchored by Kroger and Big Lots opened in May 1996. We are currently in the process of leasing the remaining 21,000 square feet of this center and marketing a newly created outparcel. This investment made over 23 years ago has been enhanced by converting it into a retail center which is well positioned for the coming years. [BOX] Recently completed was a 67,000 square foot expansion to our Merchants Crossing Shopping Center in North Fort Myers, Florida, bringing the total gross leasable area to approximately 294,000 square feet. This expansion includes a state-of-the-art 16-plex AMC Cinema which opened in May 1996. Leasing is now underway in the newly constructed 12,000 square feet of shop space immediately adjacent to the theater. As of the writing of this letter, approximately 6,000 square feet of this space has either been leased or is in lease negotiations. [BOX] We are re-developing the seven acres of Land
Held for Investment adjacent to our Merchants Crossing Shopping Center in Oakwood, Georgia. The site has been subdivided into five commercial


      3           ABRAMS INDUSTRIES, INC.
outlots. We are pleased to report that in May 1996, Jameson Inns closed on the purchase of the first of these outlots. [BOX] At Merchants Crossing in Englewood, Florida, we recently executed a contract to sell our last outparcel. [BOX] Funds from operations in the current year decreased from those of last year primarily because of (1) lost rental revenue during the re-development of the Jackson, Michigan, center and (2) maintenance and re-tenanting costs. In future years, funds from operations should benefit from the new rental revenues generated at our Merchants Crossing Shopping Center in Jackson, Michigan and from the expansion of our Merchants Crossing Shopping Center in North Fort Myers, Florida. [BOX] Backlog (one year's identifiable revenues) was $10,901,000 at April 30, 1996, compared to $10,083,000 at April 30, 1995. Our retail portfolio of approximately 2,300,000 square feet of company developed retail centers was 99% leased at year end.

                                                  1996         1995          1994           1993          1992
TOTAL REVENUES                                $11,473,415  $11,982,530   $17,123,553    $11,449,654   $ 9,834,192
FUNDS FROM OPERATIONS                         $   816,516  $   937,554   $   376,253    $   (46,481)  $    70,933
  Adjustment for Capitalized Construction
  Interest which Reduced Gross Interest Exp.       69,513           --       380,846      1,609,768     1,202,243
  Gains on Real Estate Sales                           --      317,330     1,173,919        190,386        17,520
  Real Estate Depreciation                     (2,147,581)  (2,155,748)   (1,997,368)    (1,517,394)   (1,355,948)
OPERATING EARNINGS (LOSS)                     $(1,261,552)  $ (900,864)  $   (66,350)   $   236,279   $   (65,252)

              NOTE: FUNDS FROM OPERATIONS ARE DEFINED AS EARNINGS
(LOSS) BEFORE CAPITALIZED CONSTRUCTION INTEREST, GAINS ON REAL ESTATE SALES AND REAL ESTATE DEPRECIATION. IN COMPUTING OPERATING EARNINGS
(LOSS), INTERCOMPANY INTEREST HAS BEEN CONSIDERED, BUT ALLOCATED PARENT EXPENSES AND INCOME TAXES HAVE NOT. (FOR ADDITIONAL INFORMATION, SEE NOTE 10 TO CONSOLIDATED FINANCIAL STATEMENTS HEREIN.)

OUTLOOK
                     Our construction business is strong and we see every reason for this strength to continue, in spite of an extremely competitive environment. We serve many of the large retailers and are constantly seeking new customers. Our reputation has been a tremendous asset. [BOX] Our manufacturing business has begun a rebirth. New methods, new means, new equipment and new attitudes are already making their presence felt. We are excited about what we see in our future. [BOX] We are encouraged by our continuing progress in our real estate business as we constantly look for new retail development and renovation opportunities both inside and outside our portfolio. We are also actively marketing several of our properties with the goal of re-developing our equity investment into a more diverse asset mix. n We enter our 72nd year with enthusiasm and optimism.

Sincerely,
/s/Edward M. Abrams                     Edward. M. Abrams
                                        CHAIRMAN OF THE BOARD AND
                                        CHIEF EXECUTIVE OFFICER

/s/Joseph H. Rubin                      Joseph H. Rubin
                                         PRESIDENT AND CHIEF OPERATING
                                        OFFICER

/s/Bernard W. Abrams                    Bernard W. Abrams
                                        CHAIRMAN OF THE EXECUTIVE
                                        COMMITTEE


      ABRAMS INDUSTRIES, INC.                4


{INSIDE BACK COVER]
ABRAMS PHILOSOPHY

        Make a profit so that the Company will remain financially sound.
        Help to develop the people in our organization to achieve their maximum potential in a climate that creates good working conditions, mutual trust and happiness.
        Encourage our people to practice thrift, to take an active interest in their church or synagogue, community projects and government and to be good citizens.
        Manufacture products and provide services of the highest quality, so that we may merit the respect, confidence and loyalty of our customers.
        Be a source of strength to our customers and suppliers, conducting all of our transactions with them with fairness.
        Plan and carry out all of our activities so that the Company can expand its leadership and be regarded as a model in industry.

ANNUAL MEETING
INFORMATION

The Annual Meeting of Shareholders
of Abrams Industries, Inc. will be held at 4:00 p.m. on Wednesday, August 21, 1996, at the Corporate Headquarters, 5775-A Glenridge
Drive, N.E., Suite 202, Atlanta, Georgia 30328.

Transfer Agent:
SunTrust Bank, Atlanta
Post Office Box 4625
Atlanta, Georgia 30302

[BACK COVER -- TYPE THAT FOLLOWS IN SOLID BLACK BOX WITH TYPE
REVERSED]
ABRAMS INDUSTRIES, INC.
CORPORATE HEADQUARTERS
5775-A GLENRIDGE DRIVE, NE
SUITE 202
ATLANTA, GEORGIA 30328
(404) 256-9785
FAX (404) 252-7481