Form 10-K405, Exhibit 13
period 1997-04-30
ABRAMS INDUSTRIES INC
filed 1997-07-17
CIK 1923

[cover]
abrams
industries
1997
annual
report
[inside front cover]
Percentage of revenues by segment:
Construction   Manufacturing   Real Estate
    72%             12%           16%

BUSINESS DESCRIPTION

Abrams Industries, Inc. (the "Company") consists of three industry segments (Construction, Manufacturing, and Real Estate) which work individually for the betterment of the whole. The business of the Company, therefore, is the business of its segments.


contents

Summary financial Data                       IFC
Letter to Shareholders                        1-4
Form 10-K                                     5-35
Directors, Officers and Directory             36
Abrams Philosophy,
   Annual Meeting and
   Other Information                          IBC


SUMMARY FINANCIAL DATA  *

                                                                               %                                         %
                                               1997             1996        CHANGE        1996               1995     CHANGE
Revenues                                   $136,123,601     $134,299,240      +1      $134,299,240      $122,608,682    +10
Net Earnings (Loss)                        $  2,391,398     $   (304,188)     N/A     $   (304,188)     $   (331,019)   +8
Net Earnings (Loss) per Share              $        .81     $       (.10)     N/A     $       (.10)     $       (.11)   +9
Cash Dividends per Share                   $        .07     $       .105      -33     $       .105      $        .12    -13
Shareholders' Equity                       $ 22,125,214     $ 20,152,376      +10     $ 20,152,376      $ 20,872,035    -3
Return on Average
   Shareholders' Equity                           11.3%          (1.5%)       N/A           (1.5%)            (1.6%)    +6
Return on total Assets                            2.6%           (.3%)       N/A     $     ( .3%)            ( .4%)    +25

*For complete 11 year review, see Selected Financial Data, pages 12 and 13. [end inside front cover]

1997 ANNUAL REPORT

DEAR SHAREHOLDERS: OUR 72nd YEAR WAS A VERY SUCCESSFUL AND GRATIFYING ONE. ABRAMS CONSTRUCTION, INC. ONCE AGAIN POSTED SOLID RESULTS FOR THE YEAR AS THEY CONTINUE TO SERVE MANY RETAILERS. ABRAMS FIXTURE CORPORATION DEMONSTRATED THROUGH "RE-ENGINEERING" THEIR ABILITY TO BOUNCE BACK FROM A COUPLE OF UNPROFITABLE YEARS. ABRAMS PROPERTIES, INC. BEGAN THE IMPLEMENTATION OF ITS LONG-TERM STRATEGY OF DIVERSIFYING ITS REAL ESTATE PORTFOLIO.


FINANCIAL

For the year ended April 30, 1997, revenues increased to $136,123,601 from $134,299,240 in the prior year. While revenues increased only modestly, we made tremendous improvements in our operating results. This year we are extremely happy to report to you net earnings of $2,391,398 or $.81 per share compared to last year's net loss of $304,188 or $.10 per share. The per share figures are based on weighted average shares outstanding of 2,965,800 during 1997 and 2,977,163 during 1996. All segments contributed significantly to this year's profitability as is shown by the following:

     --   continued improvement in operations of the Construction Segment
     --   the turn-around in operations of the Manufacturing Segment
     --   sale of three "freestanding" Kmarts by the Real Estate Segment

     On May 30, 1997, your Board of Directors increased the regular quarterly dividend to $.04 per share from $.02 per share, the Company's 72nd consecutive quarterly dividend. The record date was June 16, 1997, and the payment date was June 27, 1997. In addition, because of the exceptional year we enjoyed, your Board declared an additional one-time dividend of $.03 per share having the same record and payment dates as the regular dividend.
SEGMENT REPORTS

CONSTRUCTION BEGAN IN 1925. ABRAMS CONSTRUCTION, INC.'S PROJECTS INCLUDE RETAIL STORES, SHOPPING CENTERS, FINANCIAL INSTITUTIONS, DISTRIBUTION CENTERS, MANUFACTURING FACILITIES, OFFICE BUILDINGS AND OTHER TYPES OF COMMERCIAL CONSTRUCTION.

     Many times it has been said "the fewer words, the better" or "let actions speak for themselves." This is exactly what Abrams Construction, Inc. has done during 1997. They completed 203 construction projects for major retailers in 29 different states. While revenues decreased this year to $98,460,046 from $108,437,335 in the prior year, operating earnings increased by 10% to $3,088,094 from $2,806,030. Our focus on improving job-level profits is a continuous one. By controlling overhead and job-level costs and also through the outstanding efforts of management, project managers and job superintendents, we feel we were fairly successful this past year. This is the Company's twelfth consecutive year of producing operating earnings in an arena that continually becomes more competitive.

                                                   TOTAL        OPERATING
                                                 REVENUES        EARNINGS

     1997                                       $ 98,460,046   $ 3,088,094
     1996                                        108,437,335     2,806,030
     1995                                         94,128,795     2,550,806
     1994                                         87,879,601     2,535,597
     1993                                         65,040,184     2,012,578

NOTE: TOTAL REVENUES AND OPERATING EARNINGS INCLUDE REVENUES GENERATED FROM INTERCOMPANY SOURCES OF $345,000, $792,000 AND $-0- IN 1997, 1996 AND 1995, RESPECTIVELY. IN COMPUTING OPERATING EARNINGS, ALLOCATED PARENT EXPENSES AND INCOME TAXES HAVE NOT BEEN CONSIDERED. (FOR ADDITIONAL INFORMATION, SEE NOTE 11 TO CONSOLIDATED FINANCIAL STATEMENTS HEREIN.)

MANUFACTURING BEGAN IN 1946.  ABRAMS FIXTURE CORPORATION PRODUCES
STORE FIXTURES FOR SOME OF THE NATION'S LEADING RETAILERS AND ALSO DESIGNS, PRODUCES AND MARKETS A WIDE VARIETY OF DISPLAYS FOR
HOME-DECORATIVE PRODUCTS.

We are extremely pleased with the progress of Abrams Fixture Corporation has made during the past year. The seeds that were sown last year through our re-engineering efforts have truly borne fruit this year. Several examples of the results of our re-engineering are as follows:

     -- Gross profit margin increased to 38% in 1997, from 23% in 1996.

     -- Total revenues increased 11% to $16,703,258 in 1997, from $15,008,358 in 1996.

     -- The purchase of a new computer numerically controlled panel saw gives us greater quality, speed, efficiency and accuracy. As a result of taking advantage of the saw's optimizing feature, we were able to increase productivity by 15% and material yield by 10%.

     --   We have completed the installation of our Production
          Data Management (PDM) software system. This network ties all of our key processes together. The increase in communication ability has helped us to significantly reduce our costs in both pre-production and production.
          We are currently entering product information into PDM which will allow us to improve our scheduling. The addition of PDM has given us a powerful tool to help us manage and control our business.

     Our marketing efforts have also brought positive results.
New Accounts acquired in 1997 were:

The John Ryan Company (in-store bank fixtures), Athlete's Foot,
Pricellular and Stiffel Lamps. In addition, to help us better serve our customers, we have entered into the fixture installation business.

     In conclusion, we have made the single most important decision that might possibly impact the future of our business. After nearly 50 years at the same location in Atlanta, Georgia, we have decided to move our manufacturing facility to a single building that will include both our wood and metal operations. The proposed new building of approximately 200,000+ square feet will help us to: (1) reduce costs associated with material handling; (2) reduce indirect labor costs; (3) increase quality;
(4) reduce overall operating costs and (5) improve communication.


                                                                     OPERATING
                                                      TOTAL           EARNINGS
                                                     REVENUES          (LOSS)

     1997                                       $16,703,258         $1,749,033
     1996                                        15,088,358           (160,226)
     1995                                        16,356,539           (478,235)
     1994                                        19,554,858          1,680,087
     1993                                        16,530,893          1,297,374

NOTE:  IN COMPUTING OPERATING EARNINGS (LOSS), ALLOCATED PARENT
EXPENSES AND INCOME TAXES HAVE NOT BEEN CONSIDERED (FOR
ADDITIONAL INFORMATION, SEE NOTE 11 TO CONSOLIDATED FINANCIAL
STATEMENTS HEREIN.)

REAL ESTATE BEGAN IN 1960.  ABRAMS PROPERTIES, INC. DEVELOPS,
OWNS AND MANAGES INCOME-PRODUCING COMMERCIAL PROPERTIES.  THE
COMPANY CURRENTLY MANAGES EIGHTEEN COMPANY-DEVELOPED RETAIL
PROPERTIES IN NINE STATES.

We continued the implementation of our long-term strategic plan and ended the year with a satisfying level of profitability.

     A cornerstone of our strategy is to diversify our real estate investment portfolio through tax-deferred sales and re-investments in selected income-producing properties. In April 1997, we sold our free-standing Kmarts in Niles, Michigan; Shawnee, Oklahoma; and Warner Robins, Georgia for $8.4 million, resulting in a pre-tax gain of $5 million. We plan to reinvest the proceeds from these sales through tax-deferred, like-kind exchanges into a more diverse mix of income-producing properties. We entered into a contract in June 1997 to purchase an office building in northwest metropolitan Atlanta, part of which will become our new corporate headquarters. The balance of the proceeds will be used to purchase other income-producing property. In continuing our diversification efforts, on March 26, 1997, we executed a contract to sell our freestanding Kmart property in Newark, Ohio. The sale is expected to close in fiscal 1998.

     A second component of our plan is to increase our return on assets and improve liquidity by reducing our investment in non-income-producing assets. We anticipate accomplishing this through land sales or development. Early in the year, we closed on the sale of a 1.56 acre parcel at Merchants Crossing of Oakwood, Georgia to Jameson Inns for $256,000. In November 1996, we sold our last outparcel at Merchants Crossing of Englewood, Florida to World Savings Bank for $510,000. In May 1997, we closed on a sale to First Union National Bank of Florida of a
1.21 acre outparcel at Merchants Crossing of North Fort Myers, Florida for $770,000.

     As part of our focus on asset management, the third part of our plan is to intensify our efforts to maximize occupancy through effective leasing and property management, and by selective expansions and redevelopment of our real estate assets. At Merchants Crossing of Jackson, Michigan, we opened a new 63,024 square foot Kroger Superstore, entered into a new ten year lease agreement with Consolidated Stores (Big Lots) and expanded that existing store from 21,022 square feet to 26,022 square feet. At Merchants Crossing of Englewood, Florida, for the first time we are now 100% leased. Our Merchants Crossing shopping center in Newnan, Georgia remains 100% leased. At Merchants Crossing of North Fort Myers, Florida, we completed construction and have already leased over 50% of the square footage of the new shops located adjacent to the AMC 16 screen movie theater which opened in May, 1996. At April 30, 1997, our total portfolio of 1,992,000 square feet of income-producing property was 98% leased.

     An additional part of our real estate plan is to seek strategic opportunities to create synergies with our sister companies. The pending purchase of our corporate office building will provide new home offices for Abrams Industries, Inc. and Abrams Construction, Inc. We are also in the planning process of developing a new manufacturing facility that will become the headquarters for Abrams Fixture Corporation.

     Our asset management plan requires the periodic examination or our real estate to formulate potential property sales or disposal strategies and to identify any possible asset impairment. Through such an examination this spring, it was determined that it was necessary to reduce the carrying value of Merchants Crossing Shopping Center of North Fort Myers, Florida, by $2.75 million. Also during the year, we transferred the leaseback Kmart property in Rock Island, Illinois to the lessor of the property, resulting in a non-cash charge of $98,000.

     For the year, we had operating earnings of $1,003,370 on revenues of $21.1 million, compared to an operating loss of $1,261,552 on revenues of $11.5 million last year.

                                                 OPERATING
                               TOTAL              EARNINGS
                             REVENUES              (LOSS)

    1997                   $21,132,159          $1,003,370
    1996                    11,473,415          (1,261,552)
    1995                    11,982,530            (900,864)
    1994                    17,123,553             (66,350)
    1993                    11,449,654             236,279

NOTE:  IN COMPUTING OPERATING EARNINGS (LOSS), ALLOCATED PARENT
EXPENSES AND INCOME TAXES HAVE NOT BEEN CONSIDERED. (FOR
ADDITIONAL INFORMATION, SEE NOTE 11 TO CONSOLIDATED FINANCIAL
STATEMENTS HEREIN.)


CONCLUSION AND OUTLOOK
Richard H. Danielson is retiring after serving nineteen years on our Board of Directors. Dick has been a source of wisdom and knowledge. We wish him the best of luck in his future endeavors.

     While we have closed out a very successful year, we believe there is much more to be accomplished. We feel we have the right people in place to take us along a path of continued success, which, in turn, will bring value to you, our shareholders.


Sincerely,

/s/ Edward M. Abrams                  Edward M. Abrams
                                      CHAIRMAN OF THE BOARD AND
                                      CHIEF EXECUTIVE OFFICER

/s/ Joseph H. Rubin                   Joseph H. Rubin
                                      PRESIDENT AND CHIEF
                                      OPERATING OFFICER

/s/ Bernard W. Abrams                 Bernard W. Abrams
                                      CHAIRMAN OF THE EXECUTIVE
                                      COMMITTEE
FOUNDER
    Alfred R. Abrams
    (1899-1979)
BOARD OF DIRECTORS
* Edward M. Abrams (E)
  Chairman of the Board and Chief
   Executive Officer
  Abrams Industries, Inc.

* Bernard W. Abrams (E)
  Chairman of the Executive Committee
  Abrams Industries, Inc.

  Alan R. Abrams (E)
  President
  Abrams Properties, Inc.

  J. Andrew Abrams (E)
  Vice President
  Abrams Fixture Corporation

  Paula Lawton Bevington (A)(C)
  Chairman
  Servidyne Systems, Inc.

  Richard H. Danielson (A)(C)
  Retired Regional Vice President
  Amoco Oil Company

  Donald W. MacLeod (A)(C)
  Chairman of the Board
  IRT Property Company

  L. Anthony Montag (A)(C)
  Chief Executive Officer
  A. Montag & Associates, Inc.

* Joseph H. Rubin (E)
  President and Chief Operating Officer
  Abrams Industries, Inc.

  Felker W. Ward, Jr. (A)(C)
  Chairman
  Pinnacle Investment Advisors, Inc.

  Committees:
  E-Executive
  A-Audit
  C-Compensation

  *Executive Officer


OFFICERS OF ABRAMS INDUSTRIES, INC.
AND SUBSIDIARIES

Alan R. Abrams
Bernard W. Abrams
Edward M. Abrams
J. Andrew Abrams
Gerald T. Anderson II
Jack T. Cothran
Steven J. Curvino
Timothy D. Farrell
Janis H. Fowler
Melinda S. Garrett
George W. Hodges
Joyce L. Hubbard
Douglas S. McKenzie
B. Michael Merritt
Richard V. Priegel
Joseph H. Rubin
Wyona L. Stephens
Thomas F. Stock


CONSTRUCTION SEGMENT

ABRAMS CONSTRUCTION, INC.
        5775-A Glenridge Dr., NE
        Suite 200
        Atlanta, Georgia 30328
        (404) 256-4150

MANUFACTURING SEGMENT

ABRAMS FIXTURE CORPORATION
        362 Jones Avenue, NW
        Atlanta, Georgia 30314
        (404) 681-1820

REAL ESTATE SEGMENT

ABRAMS PROPERTIES, INC.
        5775-A Glenridge Dr., NE
        Suite 203
        Atlanta, Georgia 30328
        (404) 252-8220
[inside back cover]

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

ANNUAL MEETING
INFORMATION

The Annual Meeting of Shareholders of Abrams Industries, Inc.
will be held at 4:00 p.m. on Wednesday, August 20, 1997, in the Ascot Room of the Renaissance Waverly Hotel, 2450 Galleria
Parkway, Atlanta, Georgia.

Transfer Agent:
SunTrust Bank, Atlanta
Post Office Box 4625
Atlanta, Georgia  30302
[back cover]

ABRAMS INDUSTRIES, INC.

CORPORATE HEADQUARTERS
5775-A GLENRIDGE DRIVE, N.E.
SUITE 202
ATLANTA, GEORGIA  30328
(404) 256-9785
FAX (404) 252-7481