Form 10-K, Exhibit 13
period 1998-04-30
ABRAMS INDUSTRIES INC
filed 1998-07-17
CIK 1923

Exhibit 13

[front cover]

ABRAMS INDUSTRIES

1998 ANNUAL REPORT

[picture]

ABOUT THE COVER--OUR CORPORATE HEADQUARTERS BUILDING, ACQUIRED AND RENOVATED DURING THE CURRENT FISCAL YEAR.

BUSINESS DESCRIPTION

ABRAMS INDUSTRIES, INC. (THE "COMPANY") CONSISTS OF THREE INDUSTRY SEGMENTS (CONSTRUCTION, MANUFACTURING, AND REAL ESTATE) WHICH WORK FOR THE BETTERMENT OF THE WHOLE. THE BUSINESS OF THE COMPANY, THEREFORE, IS THE BUSINESS OF ITS SEGMENTS.


DEAR SHAREHOLDERS:

OUR 73RD YEAR SAW THE UNFOLDING OF OUR PLANS FOR A DRAMATIC
TRANSFORMATION AT ABRAMS INDUSTRIES, INC. IN EACH OF OUR
SEGMENTS, WE ARE MOVING FORWARD IN NEW AND EXCITING
DIRECTIONS. WE HAVE BEGUN TO REAP THE BENEFITS OF EXTENSIVE STRATEGIC PLANNING, REPOSITIONING, AND, MOST IMPORTANT OF ALL,
EFFECTIVE IMPLEMENTATION.


CONTENTS

LETTER TO SHAREHOLDERS . . . . . . . . .         IFC-14
SUMMARY FINANCIAL DATA . . . . . . . . .         1
FORM 10-K . . . . . . . . . . . . . . . . . .    15-48
DIRECTORS, OFFICERS
  AND DIRECTORY . . . . . . . . . . . . . . . .  48
ABRAMS PHILOSOPHY,
  ANNUAL MEETING AND
  OTHER INFORMATION . . . . . . . . . . . .      IBC

SUMMARY FINANCIAL DATA*
                                                                  %                                        %
                                    1998            1997        CHANGE      1997               1996      CHANGE
--------------------------------------------------------------------------------------------------------------
REVENUES                       $178,590,842      $136,123,601   +31    $ 136,123,601      $ 134,299,240   +1
--------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)            $  2,999,478      $  2,391,398   +25    $   2,391,398      $    (304,188)  N/A
--------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) PER SHARE  $       1.02      $       0.81   +26    $        0.81      $       (0.10)  N/A
--------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE       $       0.19      $       0.07   +171   $        0.07      $       0.105   -33
--------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY           $ 24,535,863      $ 22,125,214   +11    $  22,125,214      $  20,152,376   +10
--------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
    SHAREHOLDERS' EQUITY              12.9%             11.3%   +14            11.3%              (1.5%)   N/A
--------------------------------------------------------------------------------------------------------------
*FOR COMPLETE 11 YEAR REVIEW, SEE SELECTED FINANCIAL DATA, PAGES 22 AND 23.

THE HIGHLIGHTS OF THIS HIGHLY SIGNIFICANT YEAR INCLUDE:

* The acquisition and redevelopment of a new corporate headquarters facility for Abrams Industries, Inc., Abrams Construction, Inc. and Abrams Properties, Inc.;

* Record revenues and record net earnings;

* All three segments were profitable with record operating earnings in our Construction Segment and Real Estate Segment;

* The once-in-a-generation opportunity to synergistically team our three operating segments through development of a new manufacturing facility for Abrams Fixture Corporation.

FINANCIAL

For the year ended April 30, 1998, revenues grew to a record $178,590,842, a 31% increase over the $136,123,601 recorded in the previous year. This was due predominantly to the nearly 50% growth achieved by Abrams Construction, Inc.

    We are also pleased to report record net earnings of $2,999,478 or $1.02 per share, a 25% increase over last year's $2,391,398 or $.81 per share. These per share figures are based on weighted average shares outstanding of 2,937,712 during 1998 and 2,965,800 during 1997. On May 27, 1998, your Board of Directors increased the quarterly dividend by 25% to $.05 per share (previously $0.04 per share), the Company's 76th consecutive quarterly dividend. The dividend was paid on June 24, 1998, to shareholders of record as of June 12, 1998.

A "NEW" ABRAMS INDUSTRIES

Our achievements in 1998 and the types of activities undertaken clearly underscore the new directions in which your Company is heading. For example, for more than 25 years we have rented our office facilities. However, we determined that it would be prudent to convert those rental payments into real estate equity. The acquisition and redevelopment by the Real Estate Segment of our new 66,000 square foot headquarters building in suburban Atlanta allowed us to relocate our offices at a lower cost than if we had renewed our existing lease. We leased 26,600 square feet to our own companies and have already leased 31,100 square feet of the remaining space to other tenants. Our beautiful new corporate home offers us not only the space to accommodate current and future growth, but it also represents an important addition to our real estate portfolio. This move is part and parcel of a forward-looking corporate philosophy. Each of our segments is transforming for the future.

    We have expanded our horizons in Construction, which enjoyed record volume and operating earnings this year. We have sought out and hired new construction professionals who are ready to help us expand this business to the next level.

    To be competitive in the store fixture business, we recognized that we had to be in a location and in a facility that would allow us to expand in order to better serve our customers. In June 1998 we moved into that facility.

    In Real Estate, we continued to significantly reshape and diversify our portfolio through tax-deferred sales, reinvestments, redevelopment and new development. For the second consecutive year, we ended the year with record operating earnings.

                               CONSTRUCTION

[picture]
IRON WORKER PREPARES ROOFING MEMBER FOR PLACEMENT.


                                   TOTAL                    OPERATING
                                 REVENUES                   EARNINGS
---------------------------------------------------------------------
1998                           $146,618,878              $  3,506,217
---------------------------------------------------------------------
1997                           $ 98,460,046              $  3,088,094
---------------------------------------------------------------------
1996                           $108,437,335              $  2,806,030
---------------------------------------------------------------------
1995                           $ 94,128,795              $  2,550,806
---------------------------------------------------------------------
1994                           $ 87,879,601              $  2,535,597
---------------------------------------------------------------------

NOTE: TOTAL REVENUES AND OPERATING EARNINGS INCLUDE REVENUES GENERATED FROM INTERCOMPANY SOURCES OF $5,026,181, $345,048, AND $792,213 IN 1998, 1997 AND
1996, RESPECTIVELY. IN COMPUTING OPERATING EARNINGS, ALLOCATED PARENT EXPENSES AND INCOME TAXES HAVE NOT BEEN CONSIDERED. (FOR ADDITIONAL INFORMATION, SEE NOTE 12 TO CONSOLIDATED FINANCIAL STATEMENTS HEREIN.)


OUR CONSTRUCTION BUSINESS WAS ESTABLISHED IN 1925. ABRAMS
CONSTRUCTION, INC.'S ACTIVITIES INCLUDE BUILDING AND RENOVATING
RETAIL STORES, SHOPPING CENTERS, FINANCIAL INSTITUTIONS,
DISTRIBUTION CENTERS, MANUFACTURING FACILITIES, OFFICE BUILDINGS
AND OTHER TYPES OF COMMERCIAL CONSTRUCTION.

Revenues grew at a substantial rate in 1998, from $98,460,046 to $146,618,878, or a 49% increase. Operating earnings likewise topped 1997's figures, rising from $3,088,094 to $3,506,217, or a 14% increase.

OUR GROWTH IN 1998 CAN BE ATTRIBUTED
TO SEVERAL FACTORS:

* Our ongoing ability to deliver on our
  commitments;
* An increase in the size of our typical project;
* The expansion programs of our existing customers.

Overall, we see the demand for our services increasing. Clearly, the continuing strength of the economy, as well as the rising fortunes of the retail industry, have provided us with opportunities to continue to grow our business. We have a broad presence in the marketplace, both in terms of geography and customer base. In 1998, we completed 189 projects in 30 states. We continue to prosper from our ability to deliver projects on schedule; we have never missed a deadline.

    Our growth has been due not only to increased business from existing customers, but to the addition of new customers as well. Our client base now includes The Home Depot, Stein Mart, Borders, Academy Sports, Service Merchandise, SunTrust Banks, Talbot's, Jo-Ann Fabrics, CompUSA, Wal-Mart, Target Stores, Kmart, and other specialty retailers. Another area of growth has been the renovation of existing shopping centers, a market that we see expanding in the future.

    One of the highlights of 1998 was the construction of a major new plant for Abrams Fixture Corporation in metropolitan Atlanta. This facility was developed by our sister company, Abrams Properties.

    Looking to the future, we anticipate continued growth at a controlled pace, allowing sufficient time to recruit and properly train new employees.

[picture]

TILT-UP CONCRETE PANEL BEING RAISED.

                      MANUFACTURING

[picture]

ABRAMS FIXTURE CORPORATION'S NEW MANUFACTURING FACILITY.

OUR MANUFACTURING BUSINESS WAS ESTABLISHED IN 1946. ABRAMS FIXTURE CORPORATION PRODUCES STORE FIXTURES FOR MANY OF THE NATION'S LEADING RETAILERS. IN ADDITION, IT PRODUCES AND MARKETS DISPLAYS FOR THE BANKING INDUSTRY.

Volume was lower than in 1997--$15,193,653 compared with $16,703,258. This was primarily because of the delay of a major order from an existing customer, which is now anticipated to be produced and shipped in 1999. We were able, however, to add several new customers, including Stein Mart, Aaron Rents, and Domino's Pizza. We are proud of what we accomplished in 1998.

    Some of the year's milestones include:

* Formulating and executing the plan to move into a new manufacturing facility which houses both our wood and metal operations;

* The unfolding of our strategic plan;

* Significant advances in technology
  and quality control.

[picture]
THIS NEW GIBEN PANEL SAW ADDS CAPABILITIES AND INCREASES EFFICIENCY.

[picture]
WOOD, LAMINATE, AND METAL WERE COMBINED IN THIS DISTINCTIVE CASH/WRAP FOR THE ATHLETE'S FOOT.

                                                         OPERATING
                                   TOTAL                  EARNINGS
                                 REVENUES                  (LOSS)
---------------------------------------------------------------------
1998                           $15,193,653               $   459,468
---------------------------------------------------------------------
1997                           $16,703,258               $ 1,749,033
---------------------------------------------------------------------
1996                           $15,008,358               $  (160,226)
---------------------------------------------------------------------
1995                           $16,356,539               $  (478,235)
---------------------------------------------------------------------
1994                           $19,554,858               $ 1,680,087
---------------------------------------------------------------------

NOTE: TOTAL REVENUES AND OPERATING EARNINGS INCLUDE REVENUES GENERATED FROM INTERCOMPANY SOURCES OF $181,003 IN 1998. IN COMPUTING OPERATING EARNINGS
(LOSS), ALLOCATED PARENT EXPENSES AND INCOME TAXES HAVE NOT BEEN CONSIDERED. (FOR ADDITIONAL INFORMATION, SEE NOTE 12 TO CONSOLIDATED FINANCIAL STATEMENTS HEREIN.)

BUILDING A FOUNDATION FOR THE FUTURE

Fiscal 1998 saw the construction of our new, 250,000 square foot facility on a picturesque 32 acre tract along the Chattahoochee River in Lithia Springs, Georgia, a suburb of Atlanta. The site will accommodate future expansion of up to 125,000 square feet.

    This was a monumental task, and our own internal re-engineering contributed greatly to its successful completion. When it came time to design and build the new facility, we already had in place a powerful team-based mentality, which gave us strength to complete the project within one year. The facility, developed and built by our sister companies, broke ground in November 1997 and was delivered for occupancy in June 1998. This was a remarkable feat in light of the fact 1998 was one of the wettest winters and springs in the Southeast in the past 25 years.

    The facility gives us a strategic advantage over our competition. The market is shifting towards the integration of wood and metal in the same product. The fact that we will have both operations under one roof allows us to more easily prototype, develop and manufacture new products. Additionally, we will be able to meet the needs of our retail customers with increased efficiency and a reduced response time. We firmly believe that in our industry, "The Future Belongs to the Flexible," and this facility will give us that all-important flexibility. The plant, with its new (1) dust collection system, (2) wood finishing system, and (3) metal powder coat finishing system, is truly state-of-the-art.

IMPLEMENTING OUR STRATEGIC PLAN

In January 1998 we completed a new strategic plan--a new roadmap to follow. Designed to enhance our reputation as "the" leading manufacturer and provider of products and services, it also reaffirms our dedication to:

* Complete customer satisfaction;

* Innovative technologies;

* Continued development of a highly skilled team of professionals;

* A safe and rewarding work environment.

    This plan incorporates key strategies to capture new business. For example, we will analyze and serve new OEM (Original Equipment Manufacturer) markets in various capacities that match our manufacturing core competencies. Recognizing that many of the components we currently use can also be adapted for office furniture, architectural millwork, and consumer products, we will be looking to open up new channels of distribution. This market diversification would not be possible were it not for our new plant, which gives us the ability to produce these varied new products.

FLEXIBILITY, EFFICIENCY AND QUALITY

A continual upgrading of our computer hardware and software underscores our commitment to flexibility, efficiency and quality. To that end, we have installed a number of software network information packages that allow us to communicate more effectively internally. Our presence on the Internet provides our customers and suppliers an additional method of conducting business with us.

    Another major achievement in 1998 was the introduction of Statistical Quality Control -- a quality tracking system.

    We trained existing employees and added new members to the team. The upgraded level of skills they now bring to the job enables us to build a higher-quality product than ever before.

    Our strategic plan provides us an outline for future growth. As part of that overall plan, we will seek to form strategic alliances with other fixture manufacturers that have similar skills or facilities. We will also be considering partnerships with other manufacturers who have complementary seasonal peaks and valleys.

    Moving into our new facility has created many challenges and opportunities. We are very excited about our prospects for the future.

                                   REAL ESTATE


[picture]   JOHNSON'S SQUARE

OUR REAL ESTATE ACTIVITIES BEGAN IN 1960. ABRAMS PROPERTIES, INC. ENGAGES IN REAL ESTATE DEVELOPMENT, REDEVELOPMENT, ACQUISITION, DISPOSITION, AND ASSET MANAGEMENT ACTIVITIES. THE COMPANY DEVELOPS, REDEVELOPS AND INVESTS IN INCOME-PRODUCING PROPERTIES, PRIMARILY SHOPPING CENTERS, AS WELL AS OFFICE AND INDUSTRIAL PROPERTIES. ABRAMS PROPERTIES ACQUIRES OR DEVELOPS PROPERTIES FOR SALE TO OTHERS AND FOR ITS OWN INVESTMENT PURPOSES. THE COMPANY FURTHER PROVIDES PROPERTY MANAGEMENT SERVICES FOR MANY OF ITS PROPERTIES HELD
FOR INVESTMENT, AS WELL AS FOR PROPERTIES OWNED BY OTHERS. ABRAMS PROPERTIES' PORTFOLIO OF APPROXIMATELY 2.3 MILLION SQUARE FEET,
IN NINE STATES, CURRENTLY CONSISTS OF SIXTEEN RETAIL PROPERTIES, TWO OFFICE PROPERTIES AND ONE INDUSTRIAL PROPERTY.


                                                       OPERATING
                                  TOTAL                 EARNINGS
                                 REVENUES                (LOSS)
--------------------------------------------------------------------
1998                           $22,080,012              $ 2,882,496
--------------------------------------------------------------------
1997                           $21,132,159              $ 1,003,370
--------------------------------------------------------------------
1996                           $11,473,415              $(1,261,552)
--------------------------------------------------------------------
1995                           $11,982,530              $  (900,864)
--------------------------------------------------------------------
1994                           $17,123,553              $   (66,350)
--------------------------------------------------------------------

NOTE: TOTAL REVENUES AND OPERATING EARNINGS INCLUDE REVENUES GENERATED FROM INTERCOMPANY SOURCES OF $200,615 IN 1998. IN COMPUTING OPERATING EARNINGS
(LOSS), ALLOCATED PARENT EXPENSES AND INCOME TAXES HAVE NOT BEEN CONSIDERED. (FOR ADDITIONAL INFORMATION, SEE NOTE 12 TO CONSOLIDATED FINANCIAL STATEMENTS HEREIN.)

With a continuing commitment to strategic planning, Abrams Properties has re-invented itself over the last three years. The Company has formulated and successfully executed its business plan to:

* Diversify its real estate portfolio through asset sales, acquisitions, new developments and redevelopments;

* Increase net worth;

* Reduce non-earning assets (land);

* Build cash flow;

* Leverage our relationship with our sister companies for new business opportunities;

* Generate profits.

A STRATEGY OF DIVERSIFICATION

In a continuation of our strategy of seeking diversification through tax-deferred sales and reinvestments, Abrams Properties sold three of its retail income-producing properties during the year for a combined sales price of $9,255,000, resulting in pre-tax gains totaling $4,509,000. The retail properties sold were freestanding Kmart stores in Newark, Ohio, and Tifton, Georgia, and the Merchants Crossing Shopping Center in Oakwood, Georgia. Through a combination of asset sales and redevelopment efforts during the past three years, the Company has reduced its ownership of freestanding Kmart stores from eight to two.

    In order to vary the mix of real estate assets in the portfolio, and to defer the income taxes otherwise payable on the gains realized on these sales, the proceeds were re-invested in a variety of income-producing properties.

    In October 1997, the Real Estate Segment acquired and completely renovated a vacant four-story office building in northwest Atlanta, known locally as "The Gold Building". The 66,000 square foot building now serves as the corporate headquarters for Abrams Industries, Abrams Construction and Abrams Properties. In addition, approximately 25,000 square feet of office space was leased to SunTrust Bank, Atlanta. Subsequent leasing, completed shortly after the end of the fiscal year, has brought the occupancy to approximately 88%.

    Also in October 1997, Abrams Properties acquired Johnson's Square, a 12-building, approximately 121,000 square foot office park in suburban northwest Atlanta. This property has already become one of the biggest contributors to our operating cash flow.

    The Company used an additional portion of the proceeds from the real estate sales to acquire approximately 32 acres of land in the Riverside Business Park in Lithia Springs, Georgia. In conjunction with our sister company, Abrams Construction, we developed the new state-of-the-art 250,000 square foot manufacturing and office facility on the site for Abrams Fixture Corporation. Further, we arranged low-rate bond financing for the development, and used interest rate swaps to limit the exposure to interest rate fluctuations on the bonds for several years. Abrams Properties intends to hold this industrial development as a strategic addition to its real estate portfolio.

    In February 1998, we used the remaining proceeds from the tax-deferred sales to acquire Manchester Plaza Shopping Center in Cincinnati, Ohio. A Kroger supermarket anchors this 86,000 square foot neighborhood retail center. Plans are now being discussed with Kroger to possibly redevelop or to totally renovate the center during 1999.

    The real estate portfolio now contains a more balanced mix of retail, office and industrial properties, with annual cash flows expected to continue to grow. We plan to continue our diversification efforts.

[picture]


ABOVE LEFT--MERCHANTS CROSSING SHOPPING CENTER IN JACKSON, MICHIGAN. ABOVE RIGHT--MERCHANTS CROSSING SHOPPING CENTER IN NORTH
FORT MYERS, FLORIDA. RIGHT--MERCHANTS CROSSING SHOPPING CENTER IN ENGLEWOOD, FLORIDA.



PROPERTIES BOUGHT

LOCATION
---------------------------------------------------------
OFFICE BUILDING, ATLANTA, GA                    66,000 SF
---------------------------------------------------------
OFFICE PARK, MARIETTA, GA                      121,000 SF
---------------------------------------------------------
INDUSTRIAL SITE, LITHIA SPRINGS, GA              32 ACRES
---------------------------------------------------------
SHOPPING CENTER, CINCINNATI, OH                 86,000 SF
---------------------------------------------------------

PROPERTIES SOLD

LOCATION
---------------------------------------------------------
KMART, NEWARK, OH                               68,000 SF
---------------------------------------------------------
KMART, TIFTON, GA                               85,000 SF
---------------------------------------------------------
SHOPPING CENTER, OAKWOOD, GA                    71,500 SF
---------------------------------------------------------
OUTPARCEL, NORTH FORT MYERS, FL                 1.2 ACRES
---------------------------------------------------------

[picture]

    Early in the fiscal year, we furthered our efforts to reduce non-earning assets through the profitable sale of a 1.21 acre outparcel at the Merchants Crossing Shopping Center in North Fort Myers, Florida, to First Union National Bank of Florida.

    Operations within the shopping center portfolio remained solid throughout 1998. Overall, at April 30, 1998, the retail centers were 97% leased. The Company is currently evaluating proposals to redevelop or expand several of our existing retail properties during fiscal 1999.

    We have invested heavily in technology, which has significantly enhanced our productivity. We are continually upgrading hardware and software, and are now electronically linked to our sister and parent companies.

    For the year, Abrams Properties enjoyed record operating earnings of $2,882,496 on revenues of $22,080,012, compared to operating earnings of $1,003,370 on revenues of $21,132,159 last year. This is our second consecutive year of significant profitability, during which time we have nearly doubled our net worth.

    Abrams Properties enters 1999 with great confidence and optimism. We plan to continue to expand our portfolio, through a combination of new developments, redevelopments, acquisitions and strategic sales.

                             OUR PEOPLE

[picture]


BUILDINGS, STORE FIXTURES AND REAL ESTATE COMPRISE THE PRODUCTS
AND SERVICES OF ABRAMS INDUSTRIES, INC. HOWEVER, IT IS OUR
PEOPLE WHO MAKE ABRAMS THE SUCCESSFUL COMPANY THAT IT
IS TODAY.  WE ALWAYS STRIVE TO HIRE ONLY THE BEST.


[picture]

The ongoing success of Abrams Construction, Inc. is due in no small part to our talented field superintendents and project managers. Many of these professionals are long-time Abrams Construction veterans. They have extensive experience in building for the retail industry, and our retail clients receive the benefits of that expertise. We are proud to announce one such experienced and talented project manager, Michael W. Arasin, was promoted to Vice President on May 1, 1998.

    Abrams Fixture Corporation has successfully incorporated a team-based philosophy throughout its organization. We regularly create cross-functional groups of people to solve problems and find opportunities. In addition, cross-training enables our people to gain a wide variety of skills. By melding wise, experienced veterans with new, young talent, we have formed the best team in the fixture business.

    At Abrams Properties we have assembled a talented group of individuals from within and from outside the Company, each of whom is the very best at what he or she does. It is this team that has enabled us to re-invent Abrams Properties, Inc. On May 2, 1998, in recognition of his outstanding leadership and his major role in the turnaround of the Real Estate Segment, Gerald T. Anderson, II, formerly Executive Vice President, was promoted to the position of President and Chief Executive Officer of Abrams Properties. Jerry succeeded Alan R. Abrams, who in May 1998, assumed new leadership positions at the Parent Company. In addition, Abrams Properties hired two new executives: James D. O'Donnell as Vice President of Acquisition and Development and Brett M. Koutnik as Vice President of Asset Management. Brennon E. Smith, Director of Construction, was promoted to Assistant Vice President. Our team of real estate professionals has never been stronger.

                           CONCLUSION AND OUTLOOK

[picture]

L TO R: EDWARD M. ABRAMS, ALAN R. ABRAMS, JOSEPH H. RUBIN, AND J. ANDREW
ABRAMS

THE TRANSFORMATION OF ABRAMS INDUSTRIES, INC. DURING THE PAST FEW YEARS LEAVES US WELL POSITIONED FOR CONTINUED GROWTH AS WE HEAD TOWARD THE 21ST CENTURY. LOOKING AHEAD, EACH OF OUR COMPANIES HAS A CLEAR FOCUS ON WHAT WE WISH TO ACCOMPLISH. EACH IS EQUALLY CLEAR ON WHAT MUST BE DONE TO ACHIEVE THESE GOALS, AND HOW TO POSITION THE COMPANIES WITHIN THEIR RESPECTIVE DISCIPLINES.


On May 27, 1998, Alan R. Abrams was promoted to President and Chief Operating Officer of the Company. Mr. Abrams previously served as President and Chief Executive Officer of Abrams Properties, Inc.

    Our Executive team, led by Joseph H. Rubin, Chief Executive Officer, is strongly positioned to guide the Company in its continual pursuit of maximizing shareholder value.

    At year end, our Chairman of the Board, Edward M. Abrams, announced his desire to step down in August 1998 after 46 years of dedicated service and leadership to the Company. He has recommended to the Board of Directors that his sons, Alan R. Abrams and J. Andrew Abrams, be elected to succeed him as Co-Chairmen of the Board.

    Abrams Industries has been built on a solid foundation of integrity, quality, and fair treatment. Those who came before us, our Founder, A.R. Abrams, and his sons, Bernard W. Abrams, our former long-time Chairman and CEO, and retiring Chairman Edward M. Abrams, handed down a legacy of vision, leadership, achievements and dedication to the business. To their great credit, our company today is still a business in formation, a business with a great future and a vast potential. We are honored and proud to carry forward our 73-year tradition of creating value for you, the shareholders.



Sincerely,


/s/ Edward M. Abrams
--------------------------
Edward M. Abrams
Chairman of the Board


/s/ Joseph H. Rubin
--------------------------
Joseph H. Rubin
Chief Executive Officer


/s/ Alan R. Abrams
--------------------------
Alan R. Abrams
President and Chief Operating Officer

FOUNDER
    Alfred R. Abrams
    (1899-1979)

BOARD OF DIRECTORS
 *Edward M. Abrams (E)
  Chairman of the Board
  Abrams Industries, Inc.

 *Bernard W. Abrams (E)
  Chairman Emeritus of the Executive Committee
  Abrams Industries, Inc.

 *Alan R. Abrams (E)
  President and Chief Operating Officer
  Abrams Industries, Inc.

 *J. Andrew Abrams (E)
  Executive Vice President
  Abrams Industries, Inc.
  Chief Executive Officer
  Abrams Fixture Corporation

  Paula Lawton Bevington (A)(C)
  Chairman
  Servidyne Systems, Inc.

  Donald W. MacLeod (A)(C)
  Chairman of the Board
  IRT Property Company

  L. Anthony Montag (A)(C)
  Chief Executive Officer
  A. Montag & Associates, Inc.

 *Joseph H. Rubin (E)
  Chief Executive Officer
  Abrams Industries, Inc.

  Felker W. Ward, Jr. (A)(C)
  Chairman
  Pinnacle Investment Advisors, Inc.

    Committees:
    E-Executive
    A-Audit
    C-Compensation

    *Executive Officer

OFFICERS OF ABRAMS INDUSTRIES, INC.
AND SUBSIDIARIES

Alan R. Abrams
J. Andrew Abrams
Gerald T. Anderson, II
Michael W. Arasin
Jack T. Cothran
Steven J. Curvino
Sarah M. Edwards
Janis H. Fowler
Melinda S. Garrett
George W. Hodges, Jr.
Brett M. Koutnik
Douglas S. McKenzie
B. Michael Merritt
James D. O'Donnell
Richard V. Priegel
Joseph H. Rubin
Brennon E. Smith
Wyona L. Stephens
Thomas F. Stock


CONSTRUCTION SEGMENT
ABRAMS CONSTRUCTION, INC.
        1945 The Exchange
        Suite 350
        Atlanta, Georgia 30339
        (770) 952-3555

MANUFACTURING SEGMENT
ABRAMS FIXTURE CORPORATION
        375 Riverside Parkway
        Lithia Springs, Georgia 30057
        (770) 372-1000

REAL ESTATE SEGMENT
ABRAMS PROPERTIES, INC.
        1945 The Exchange
        Suite 400
        Atlanta, Georgia 30339
        (770) 953-1777

    [inside back cover page]

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

    MANUFACTURE PRODUCTS AND PROVIDE SERVICES OF THE HIGHEST QUALITY, SO THAT WE MAY MERIT THE RESPECT, CONFIDENCE AND LOYALTY OF OUR CUSTOMERS.

    BE A SOURCE OF STRENGTH TO OUR CUSTOMERS AND SUPPLIERS, CONDUCTING ALL OF OUR TRANSACTIONS WITH THEM WITH FAIRNESS.

    PLAN AND CARRY OUT ALL OF OUR ACTIVITIES SO THAT THE COMPANY CAN EXPAND ITS LEADERSHIP AND BE REGARDED AS A MODEL IN INDUSTRY.




ANNUAL MEETING INFORMATION

THE ANNUAL MEETING OF SHAREHOLDERS
OF ABRAMS INDUSTRIES, INC. WILL BE
HELD AT 4:00 P.M. ON WEDNESDAY,
AUGUST 19, 1998, AT THE CORPORATE
HEADQUARTERS, 1945 THE EXCHANGE,
SUITE 300,  ATLANTA, GEORGIA.

TRANSFER AGENT:
SUNTRUST BANK, ATLANTA
POST OFFICE BOX 4625
ATLANTA, GEORGIA 30302

[back cover page]

ABRAMS INDUSTRIES, INC.
CORPORATE HEADQUARTERS
1945 THE EXCHANGE
SUITE 300
ATLANTA, GEORGIA 30339
(770) 953-0304
FAX (770) 953-0302