Form 10-K/A, Exhibit 13
period 1998-04-30
ABRAMS INDUSTRIES INC
filed 1998-09-02
CIK 1923

RESTATED AND AMENDED LIST OF MEMBERS OF THE BOARD
  OF DIRECTORS



BOARD OF DIRECTORS

  Edward M. Abrams (E)

  Chairman of the Board
  Abrams Industries, Inc.

  Bernard W. Abrams (E)

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