Form 10-K, Exhibit 13
period 1999-04-30
ABRAMS INDUSTRIES INC
filed 1999-07-28
CIK 1923

ABRAMS INDUSTRIES, INC.
                                     [logo]
                                   SINCE 1925





                               1999 ANNUAL REPORT

SUMMARY FINANCIAL DATA*

                                                                 %                                        %
                                    1999             1998      CHANGE          1998         1997        CHANGE
----------------------------------------------------------------------------------------------------------------
Revenues                       $188,971,527      $178,590,842    +6     $  178,590,842  $136,123,601     +31
----------------------------------------------------------------------------------------------------------------
Net Earnings (Loss)            $   (676,031)     $  2,999,478   N/A     $    2,999,478  $  2,391,398     +25

----------------------------------------------------------------------------------------------------------------
Net Earnings (Loss) per Share  $      (0.23)     $       1.02   N/A     $         1.02  $       0.81     +26
----------------------------------------------------------------------------------------------------------------
Cash Dividends per Share       $       0.20      $       0.19    +5     $         0.19  $       0.07     +171
----------------------------------------------------------------------------------------------------------------
Shareholders' Equity           $ 23,272,560      $ 24,535,863    (5)    $   24,535,863  $ 22,125,214     +11
----------------------------------------------------------------------------------------------------------------
Return on Average
    Shareholders' Equity             (2.8)%             12.9%   N/A              12.9%          11.3%    +14
----------------------------------------------------------------------------------------------------------------

*For complete 11 year review, see Selected Financial Data, Item 6 of this Report on Form 10-K.





Dear Shareholders:

         Abrams Industries' 74th year was a period of transition, evaluation and disappointing operating results. Although revenues once again grew to record levels, the Company suffered a net loss in 1999, a reversal from the record earnings achieved in the prior two years. The loss resulted primarily from greater than anticipated costs and challenges of adapting to the Company's new manufacturing facility. Earnings in the prior two years also included gains on real estate sales, whereas there were no such sales completed before April 30, 1999, the fiscal year-end. The Construction Segment once again achieved record revenues and profits. Real Estate operating earnings, exclusive of asset sales, and cash flow from owned properties surged to record levels. Fiscal 1999 ended with strong earnings in the fourth quarter.

         For the full fiscal year, consolidated revenues were $188,971,527, 5.8% above last year's $178,590,842. The net loss was $676,031, or $.23 per share, compared to earnings in 1998 of $2,999,478, or $1.02 per share. Per share figures are based on weighted average shares outstanding of 2,936,356 during 1999 and 2,937,712 during 1998.



Contents

Letter to Shareholders ...................................... IFC-4
Summary Financial Data ...................................... IFC
Form 10-K ................................................... 5-40
Directors, Officers
  and Directory .............................................  40
Abrams Philosophy,
  Annual Meeting and
  Other Information .........................................  IBC

CONSTRUCTION
------------

                                                          TOTAL               OPERATING
                                                         REVENUES              EARNINGS
-----------------------------------------------------------------------------------------
1999                                                  $160,611,412           $4,084,633
-----------------------------------------------------------------------------------------
1998                                                  $146,618,878           $3,506,217
-----------------------------------------------------------------------------------------
1997                                                  $ 98,460,046           $3,088,094
-----------------------------------------------------------------------------------------
1996                                                  $108,437,335           $2,806,030
-----------------------------------------------------------------------------------------
1995                                                  $ 94,128,795           $2,550,806
-----------------------------------------------------------------------------------------
NOTE:  Total revenues and operating  earnings  include  revenues  generated from intercompany sources of $1,114,823,  $5,026,181, $345,048, and $792,213 in 1999,
1998, 1997 and 1996,  respectively.  In computing operating earnings,  allocated parent  expenses  and income  taxes have not been  considered.  (For  additional information, see note 13 to consolidated financial statements herein.)


OUR CONSTRUCTION ACTIVITIES BEGAN IN 1925. ABRAMS CONSTRUCTION, INC. OPERATES AS A GENERAL CONTRACTOR FOCUSING ON BUILDING AND RENOVATING RETAIL STORES, SHOPPING CENTERS, FINANCIAL INSTITUTIONS, DISTRIBUTION CENTERS, MANUFACTURING FACILITIES, OFFICE BUILDINGS AND OTHER TYPES OF COMMERCIAL CONSTRUCTION.

     In an increasingly competitive construction marketplace, we are pleased that we were able to achieve record levels of revenues and profits. Construction revenues grew 9.5% in 1999, increasing to $160,611,412 from $146,618,878 last year. Gross profit increased by 8.1% to $8,670,331 in 1999, compared to $8,022,630 in 1998. Operating earnings rose at an even faster pace, expanding 16.5% to $4,084,633 from the year earlier $3,506,217.

     We increased volume with our existing customers, including Academy Sports, Borders, CompUSA, Garden Ridge, Kmart, NationsBank, Office Depot, Service Merchandise, Staples, Stein Mart, SunTrust Bank, The Home Depot, Upton's, Wal-Mart and Ward's. We also built projects for several new customers, including Bassett, Best Buy, Dick's Sporting Goods, Mars Music, Pamida and Urban Retail. Our broadened customer base allows us more flexibility when individual retail customers modify growth strategies or change store renovation plans.

     In 1999 we completed 113 projects in 25 states, striving throughout the year to maintain our reputation of delivering completed projects on schedule.

     Operating earnings grew faster than revenues, the result of our effectiveness in employing our resources and people despite ever-increasing competitive forces and a very tight labor market. We have been successful in retaining an outstanding workforce, adding new employees that meet our high standards of professionalism and integrity, while continuing the atmosphere of trust and teamwork that pervades our Company.

     We acquired new computer hardware and software, as we converted to a new accounting system, and we began the implementation of a new project administration system. Our ongoing investments in technology are necessary for us to continue to increase our effectiveness and efficiency.

     As we enter the new millennium we will endeavor to continue meeting the challenge of profitably managing scarce resources and people while adding to shareholder value.

MANUFACTURING
-------------

                                                                     OPERATING
                                                       TOTAL          EARNINGS
                                                      REVENUES         (LOSS)
---------------------------------------------------------------------------------
1999                                                $ 17,271,657   $ (1,760,238)
---------------------------------------------------------------------------------
1998                                                $ 15,193,653   $    459,468
---------------------------------------------------------------------------------
1997                                                $ 16,703,258   $  1,749,033
---------------------------------------------------------------------------------
1996                                                $ 15,008,358   $   (160,226)
---------------------------------------------------------------------------------
1995                                                $ 16,356,539   $   (478,235)
---------------------------------------------------------------------------------
NOTE:  Total revenues and operating  earnings  include  revenues  generated from intercompany  sources of $501,220 in 1999 and  $181,003  in 1998.  In  computing operating  earnings (loss),  allocated parent expenses and income taxes have not been  considered.  (For  additional  information,  see  note 13 to  consolidated financial statements herein.)


OUR MANUFACTURING OPERATIONS BEGAN IN 1946. ABRAMS FIXTURE CORPORATION PRODUCES AND INSTALLS STORE FIXTURES FOR SEVERAL OF THE NATION'S LEADING RETAILERS. IN
ADDITION, WE PRODUCE AND INSTALL DISPLAYS FOR THE BANKING INDUSTRY. ALL MANUFACTURING OPERATIONS WERE RELOCATED TO ABRAMS RIVERSIDE, OUR NEW 250,000 SQUARE FOOT MANUFACTURING FACILITY IN LITHIA SPRINGS, GEORGIA, IN EARLY FISCAL 1999.

     Relocating any operating business is a challenging task. In 1999, we actually relocated two, combining our formerly separate wood and metal operations in a unified manufacturing facility, and it proved to be a much larger and more costly task than we anticipated. Leaving our two long-time homes in downtown Atlanta, we moved into our new state-of-the-art facility in suburban metro-Atlanta during the first quarter of fiscal year 1999. We were not productively "settled" into operations, however, until well into the fourth fiscal quarter.

     During the first two fiscal months, prior to completion of the move, customer orders were at very low levels, allowing us to focus on packing and scheduling. Immediately after we went on-line in the new plant, however, with many unopened "boxes" still lining production areas, the volume of orders from existing customers accelerated dramatically. As volume soared, we continued to meet customer demand, including commencing work on a long-delayed order, but many planned refinements and modifications of plant layout were delayed, and production workflow could not be optimally scheduled. Despite steady volume, numerous operating inefficiencies throughout much of the first three quarters led to excessive labor and material costs, much lower gross margins, and disappointing operating losses.

     Through the first three quarters of the year, Abrams Fixture Corporation incurred an operating loss of just under $2.4 million. In the fourth quarter, however, we achieved operating earnings of $605,702, which reduced the operating loss for the entire year to $1,760,238. Total annual revenues increased 13.7% to $17,271,657 from last year's $15,193,653. Exclusive of revenues from installation services, revenues from fixture sales in 1999 actually grew to $16,100,608, 20.5% above 1998's $13,364,357. Because of increased labor and overhead costs in 1999, gross manufacturing margin was 15.7%, slightly better than half the prior year's 29.2%. By the end of fiscal 1999, however, the gross margin showed some improvement.

     We are improving the level of production completions without sacrificing product quality. The new plant has reduced inefficient and costly inventory handling through the elimination of trucking between separate metal and wood shop locations.

     Revenues in 1999 came from a number of existing fixture customers, including Aaron Rents, Domino's, John Ryan (NationsBank), Kmart, Sears, Simmons, Stein Mart, Stiffel, Sutton, The Athlete's Foot Group and The Home Depot. New customers included Bassett, Best Buy, Shaw Industries and U.S. Vision.

     In an effort to address the decline in our gross margins, management is focusing on more efficient plant utilization, optimizing production scheduling, more proficient purchasing, continuous employee training, and controlling overhead and expenses. We are directing marketing efforts toward those opportunities that best can leverage our high capacity/high quality production capability, as we endeavor to return to profitability.

REAL ESTATE
-----------

                                                                             OPERATING
                                                          TOTAL               EARNINGS
                                                         REVENUES              (LOSS)
------------------------------------------------------------------------------------------
1999                                                  $14,202,578           $  (226,053)
------------------------------------------------------------------------------------------
1998                                                  $22,082,012           $ 2,882,496
------------------------------------------------------------------------------------------
1997                                                  $21,132,159           $ 1,003,370
------------------------------------------------------------------------------------------
1996                                                  $11,473,415           $(1,261,552)
------------------------------------------------------------------------------------------
1995                                                  $11,982,530           $  (900,864)
------------------------------------------------------------------------------------------
NOTE:  Total revenues and operating  earnings  include  revenues  generated from intercompany  sources of  $1,485,038  in 1999 and $200,615 in 1998. In computing operating  earnings,  allocated  parent  expenses and income taxes have not been considered.  (For additional information,  see note 13 to consolidated financial statements herein.)

     OUR REAL ESTATE ACTIVITIES BEGAN IN 1960. ABRAMS PROPERTIES, INC. ENGAGES IN REAL ESTATE DEVELOPMENT, REDEVELOPMENT, ACQUISITION, DISPOSITION, AND MANAGEMENT OF INCOME-PRODUCING PROPERTIES, PRIMARILY SHOPPING CENTERS, AS WELL AS OFFICE AND INDUSTRIAL PROPERTIES. THE COMPANY ACQUIRES OR DEVELOPS PROPERTIES FOR SALE TO OTHERS AND FOR OUR OWN INVESTMENT PURPOSES. ABRAMS PROPERTIES' PORTFOLIO OF INCOME-PRODUCING PROPERTIES ON APRIL 30, 1999, CONTAINED APPROXIMATELY 2.3 MILLION SQUARE FEET, IN NINE STATES, CONSISTING OF SIXTEEN RETAIL PROPERTIES, TWO OFFICE PROPERTIES AND ONE INDUSTRIAL PROPERTY.

     After several years of strategic repositioning through acquisitions, dispositions and re-developments, 1999 was devoted to integrating the properties into our real estate portfolio. The pause in transactions allowed management to focus on improving portfolio productivity. The results are encouraging.

     Cash flow after debt service from owned properties in 1999 increased $793,000 or 64% over last year, and was 109% higher than the levels of 1995, the final year before we began the overhaul of the portfolio. Similarly, operating earnings excluding real estate sales and depreciation surged $1,459,000 or 396% in 1999, and was $891,000 or 95% above 1995. The return on average cash invested in real estate tripled in 1999 to 15.06%.

     A key component of our strategy in recent years has been to use strategic sales, reinvestments and redevelopments to help diversify the mix of portfolio revenues and reduce reliance on any single customer. The percentage of portfolio revenues (total revenues less interest income and gains on sale) represented by Kmart, our largest source of rental revenue, was 36% in 1999, a 20% reduction from last year's figure of 45%, and 36% below 1997's Kmart revenue concentration of 56%.

     During the year Merchants Crossing Shopping Center of Newnan, Georgia, originally developed by the Company in 1974 and expanded in 1987 and 1989, was marketed for sale. Before a sale transaction could be structured, however, Goody's elected to end its anchor tenancy in the center, creating a 24,986 square foot vacancy. While continuing efforts to sell the center, we identified a suitable replacement anchor tenant to fill the space. In the closing weeks of the year, we successfully executed a new lease with Hastings Entertainment, Inc. Subsequently, in the first weeks of fiscal 2000, the Company closed on the sale of the Newnan center for a price of $6.74 million, earning a gross profit on the sale of $2.9 million.

     In continuation of our strategy to vary the mix of real estate assets, and to defer the income tax otherwise payable on the gain on sale, in July 1999 we reinvested the proceeds from the Newnan sale in the purchase of Crossroads Square Shopping Center in Jacksonville, Florida.

     Effective leasing and a reduction in overall operating costs contributed to the gains in operating cash flow and operating earnings. Additional increases in productivity can be achieved by more leasing, effective property management, and additional cost reductions.

     The successful implementation of our strategic plan is the result of the leadership, talents and efforts of our team of top-notch real estate professionals. One such executive, Brennon E. Smith, Assistant Vice President and Director of Construction, earned a promotion to Vice President. We continue to seek to improve the abilities and productivity of our people.

     As an additional vehicle to grow Real Estate cash flow and return on assets, and in order to expand the productivity of the Company's cash invested in real estate, the Company is considering opportunities to work with sources of outside equity capital. We continue to seek diversification and will look for other ways to improve investment returns as part of our pursuit of higher shareholder value.

CONSTRUCTION
MANUFACTURING
REAL ESTATE

     In June 1999, your Board of Directors declared a dividend in the amount of $.04 per share, the Company's 80th consecutive quarterly dividend. The dividend was paid on June 30, 1999, to shareholders of record as of June 16, 1999.

     The Board of Directors also decided to commence an in-depth investigation of strategic and financial alternatives that may be available to maximize shareholder value. That investigation is now underway.

     In July 1999, Alan R. Abrams, Co-Chairman of the Board of Directors, was promoted to the post of Chief Executive Officer. Mr. Abrams succeeds Joseph H. Rubin, who is leaving after twenty years of service to the Company to pursue other business interests. J. Andrew Abrams, Co-Chairman of the Board of Directors, became President and Chief Operating Officer, while remaining as Chief Executive Officer of the Manufacturing Segment.

     As brothers, we represent the third generation of the Abrams family to lead our Company. We are honored and proud to continue our 74-year tradition of creating value for you, the shareholders.


     SINCERELY,


     /s/ Alan R. Abrams                 /s/ J. Andrew Abrams
     Alan R. Abrams                     J. Andrew Abrams
     Co-Chairman of the Board           Co-Chairman of the Board
     Chief Executive Officer            President and Chief Operating Officer

FOUNDER
 Alfred R. Abrams
 (1899-1979)

BOARD OF DIRECTORS
*Alan R. Abrams (E)
 Co-Chairman of the Board
 Chief Executive Officer
 Abrams Industries, Inc.

*J. Andrew Abrams (E)
 Co-Chairman of the Board
 President and Chief Operating Officer
 Abrams Industries, Inc.
 Chief Executive Officer
 Abrams Fixture Corporation

 Edward M. Abrams (E)
 Chairman of the Executive Committee
 Abrams Industries, Inc.

 Bernard W. Abrams (E)
 Chairman Emeritus of the Executive
 Committee
 Abrams Industries, Inc.

Paula Lawton-Bevington (A)(C)
Chairman
Servidyne Systems, Inc.

Donald W. MacLeod (A)(C)
Former Chairman of the Board
IRT Property Company

Anthony Montag (A)(C)
Chief Executive Officer
A. Montag & Associates, Inc.

Joseph H. Rubin (E)
Consultant
Abrams Industries, Inc.

Felker W. Ward, Jr. (A)(C)
Chairman of the Board
Pinnacle Investment Advisors, Inc.

Committees:
E-Executive
A-Audit
C-Compensation

    *Executive Officer


OFFICERS OF ABRAMS INDUSTRIES, INC.
AND SUBSIDIARIES
Alan R. Abrams
J. Andrew Abrams
Gerald T. Anderson, II
Michael W. Arasin
Sarah M. Edwards
Janis H. Fowler
Melinda S. Garrett
George W. Hodges, Jr.
B. Michael Merritt
James D. O'Donnell
Richard V. Priegel
Brennon E. Smith
Thomas F. Stock

CONSTRUCTION SEGMENT
ABRAMS CONSTRUCTION, INC.
  1945 The Exchange
  Suite 350
  Atlanta, Georgia 30339
  (770) 952-3555
  www.aciatl.com

MANUFACTURING SEGMENT
ABRAMS FIXTURE CORPORATION
  375 Riverside Parkway
  Lithia Springs, Georgia 30057
  (770) 372-1000
  www.abramsfixture.com

REAL ESTATE SEGMENT
ABRAMS PROPERTIES, INC.
  1945 The Exchange
  Suite 400
  Atlanta, Georgia 30339
  (770) 953-1777
  www.abramsproperties.com

[back page]

                             ABRAMS INDUSTRIES, INC.
                             Corporate Headquarters
                                1945 The Exchange
                                    Suite 300
                             Atlanta, Georgia 30339
                                 (770) 953-0304
                               FAX (770) 953-0302
                            www.abramsindustries.com


[inside back cover]
BUSINESS DESCRIPTION

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

ANNUAL MEETING INFORMATION


     The Annual Meeting of Shareholders of Abrams Industries, Inc. will be held at 4:00 p.m. on Wednesday, September 22, 1999, at the Corporate Headquarters, 1945 The Exchange, Suite 300, Atlanta, Georgia.

TRANSFER AGENT:
SunTrust Bank, Atlanta
Post Office Box 4625
Atlanta, Georgia 30302