Form 10-K405, Exhibit 13
period 2000-04-30
ABRAMS INDUSTRIES INC
filed 2000-07-27
CIK 1923

EXHIBIT 13

[FRONT COVER]
                                                               abrams industries
                                                              2000 annual report
75

years

[INSIDE FRONT COVER]

                                    Established in 1925, Abrams Industries, Inc.
                                    (the   "Company")   engages  in   commercial
BUSINESS DESCRIPTION                construction and real estate  investment and
                                    development   through   its   wholly   owned
                                    subsidiaries.   Abrams  Construction,   Inc.
                                    builds and renovates retail stores, shopping
                                    centers,   distribution  and   manufacturing
                                    facilities,  and  engages in other  types of
                                    commercial construction.  Abrams Properties,
                                    Inc.   currently  controls  over  2  million
                                    square  feet  of  shopping  centers  in  the
                                    Midwest  and  Southeast  and   approximately
                                    200,000 square feet of office properties in metropolitan Atlanta, Georgia.





TABLE OF CONTENTS


Annual Meeting and Other Information.......IFC

Letter to Shareholders.......................1

Summary Financial Data.......................2

Form 10-K....................................3

Directors, Officers and Directory...........40


                                    The Annual Meeting of Shareholders of Abrams
                                    Industries,  Inc.  will be held at 4:00 p.m.
 ANNUAL MEETING                     on  Wednesday,   August  23,  2000,  at  the
 INFORMATION                        Corporate  Headquarters,  1945 The Exchange,
                                    Suite 300, Atlanta, Georgia.




                                    SunTrust  Bank
TRANSFER AGENT                      Post Office Box 4625
                                    Atlanta, Georgia 30302

[75
years - appears on printed version as a graphic]



DEAR FELLOW SHAREHOLDERS:


Twelve months ago, we entered our 75th year, Fiscal 2000, facing significant challenges. Although our core Construction Segment had recorded over a decade of uninterrupted earnings growth, and despite our diversified Real Estate investment portfolio having produced cash flows at steadily increasing levels, Abrams Industries' shareholder value consistently failed to grow in relation to the overall stock market. Poor corporate clarity, excess balance sheet leverage, and years of inconsistent earnings growth restrained our stock's performance. In June 1999, we determined that in order to unlock the per share price, we had to begin to eliminate a structural barrier in the mix of our assets. Accordingly the Board of Directors commenced an in-depth investigation of strategic and financial alternatives that might be available.



In connection with that investigation:

* During the third quarter, we decided to discontinue the operations and liquidate the assets of the Company's fifty-three year-old Manufacturing Segment. The implementation of the plan of liquidation resulted in a pre-tax charge to earnings of approximately $2,750,000. The Company disposed of substantially all of its manufacturing assets prior to the fiscal year end, April 30, 2000.
* Proceeds from the eminent domain conveyance of the Company's former wood manufacturing facility in downtown Atlanta, and from the sale of the Company's former manufacturing headquarters facility in Douglas County, Georgia, were used in the reduction of the Company's interest rate sensitive debt, which was decreased by approximately 52% by fiscal year end.
* We streamlined our real estate strategy by entering into a letter of intent to outsource the asset management and property management functions of our commercial real estate portfolio, and shifted our strategic focus away from operating activities to a concentration on the investment nature of our portfolio of assets.
* Throughout the year, we focused on improving the quality of construction revenues.

Also, we strengthened your Company's Board of Directors with the addition of three new outside directors: David L. Abrams, an attorney with the firm of Sutherland Asbill & Brennan LLP, Gilbert L. Danielson, Executive Vice President, Chief Financial Officer and Director of Aaron Rents, Inc., and Robert T.
McWhinney, Jr., President and Chief Executive Officer of Stone & Webster Management Consultants, Inc.; and two new key inside directors: Melinda S. Garrett, our Chief Financial Officer, and B. Michael Merritt, President of the Construction Segment. The Board is now comprised of five inside and six outside directors.


HERE ARE A FEW OPERATING HIGHLIGHTS FROM FISCAL 2000:
* Lower volume from a key customer early in the year and a renewed emphasis on improving revenue quality led to a decline in sales and profits at our core Construction Segment. Perhaps validating the truism that sometimes you have to contract before you can expand, however, Abrams Construction ended the year with solid earnings in the fourth quarter and a record backlog, up approximately 32% from a year ago.
* As a consequence of our analysis of strategic alternatives, the Real Estate Segment sold its award-winning Abrams Riverside manufacturing facility, which the Company developed and constructed two years earlier, at a pre-tax gain of approximately $2.4 million, or approximately 28% above our net book value.
* When the decision was made several years ago to relocate our manufacturing headquarters to the Abrams Riverside facility, the Company elected not to sell the former wood manufacturing facility at prices offered at that time. The Company instead believed the ongoing growth of Atlanta would lead to an increase in demand for existing downtown properties, and thus over time a much higher valuation could be realized. That strategy proved correct, as the building was conveyed to the State of Georgia this year through an eminent domain proceeding for $4.5 million cash. We are deferring recognition of the resulting pre-tax gain of approximately $2.8 million, or 176% above our depreciated basis, pending resolution of legal appeals of the awarded valuation by both the State and the Company.
* For the year ended April 30, 2000, inclusive of gains recognized on real estate sales, we recorded net earnings from continuing operations of $2,367,190 compared to a net loss from continuing operations of $39,599 a year ago. Revenues from continuing operations increased slightly to $174,579,492, up from $172,201,090 for the same period last year. Inclusive of discontinued operations and extraordinary expenses, there was a net loss of $456,605 in 2000 compared to a net loss of $676,031 in 1999.

WE ENTER OUR 76TH YEAR, FISCAL 2001, WITH CONFIDENCE, STRENGTH AND MOMENTUM. Overall, our Company is now leaner and more efficient, and well positioned for growth, profitability and success. In order to create new growth, we will continue to examine available business opportunities that are tightly focused within our core competencies. We expect to continue to refine corporate clarity and to look for ways to manage and reduce our overall administrative expenses. We are optimistic about our prospects in the new millennium, and have a clear understanding about what we must accomplish in order to obtain consistent growth in shareholder value.



Sincerely,



/s/ Alan R. Abrams                           /s/ J. Andrew Abrams
Alan R. Abrams                               J. Andrew Abrams
Co-Chairman of the Board                     Co-Chairman of the Board
President and Chief Executive Officer

[75
years  - appears on printed version as a graphic]

      SUMMARY FINANCIAL DATA*

                                          Years Ended                                Years Ended
                                           April 30,                                  April 30,
                                    ---------------------            %          ---------------------            %
                                    2000              1999         CHANGE       1999             1998         CHANGE
---------------------------------------------------------------------------------------------------------------------
Revenues from Continuing
    Operations                   $174,579,492     $172,201,090       1        $172,201,090     $163,586,356       5
---------------------------------------------------------------------------------------------------------------------
Net Earnings (Loss) from
    Continuing Operations        $  2,367,190     $    (39,599)     N/A       $    (39,599)    $  2,694,211      N/A
---------------------------------------------------------------------------------------------------------------------
Net Earnings (Loss) per Share
    from Continuing Operations   $       0.80     $      (0.01)     N/A       $      (0.01)    $       0.92      N/A
---------------------------------------------------------------------------------------------------------------------
Cash Dividends per Share         $       0.16     $       0.20     (20)       $       0.20     $       0.19       5
---------------------------------------------------------------------------------------------------------------------
Shareholders' Equity             $ 22,346,138     $ 23,272,560      -4        $ 23,272,560     $ 24,535,863      -5
---------------------------------------------------------------------------------------------------------------------
Return from Continuing
    Operations on Average
    Shareholders' Equity                10.4%            -0.2%      N/A              -0.2%            11.5%     N/A
---------------------------------------------------------------------------------------------------------------------

*For complete 5 year review, see "Item 6. Selected Financial Data" in Form 10-K.


CONSTRUCTION
                                         Total                  Operating
Years Ended April 30                   Revenues                 Earnings
-------------------------------------------------------------------------
2000                                $144,083,906               $3,147,237
-------------------------------------------------------------------------
1999                                $160,611,412               $4,084,633
-------------------------------------------------------------------------
1998                                $146,618,881               $3,506,219
-------------------------------------------------------------------------
1997                                $ 98,460,046               $3,088,094
-------------------------------------------------------------------------
1996                                $108,437,335               $2,806,030
-------------------------------------------------------------------------


Note: Total revenues and operating earnings include revenues generated from intercompany sources of $1,114,823, $5,026,181, $345,048, and $792,213, in 1999,
1998, 1997, and 1996, respectively. In computing operating earnings, allocated parent expenses and income taxes have not been considered. (For additional information, see Note 14 to Consolidated Financial Statements herein.)


REAL ESTATE

                                                               Operating
                                        Total                   Earnings
Years Ended April 30                   Revenues                 (Loss)
-------------------------------------------------------------------------
2000                                 $32,025,436              $ 4,807,481
-------------------------------------------------------------------------
1999                                 $14,202,578              $  (226,053)
-------------------------------------------------------------------------
1998                                 $22,082,012              $ 2,882,490
-------------------------------------------------------------------------
1997                                 $21,132,159              $ 1,003,370
-------------------------------------------------------------------------
1996                                 $11,473,415              $(1,261,552)
-------------------------------------------------------------------------


Note: Total revenues and operating earnings include revenues generated from intercompany sources of $1,576,990, $1,485,038, and $200,615 in 2000, 1999, and
1998, respectively. In computing operating earnings, allocated parent expenses and income taxes have not been considered. (For additional information, see Note 14 to Consolidated Financial Statements herein.)

FOUNDER
ALFRED R. ABRAMS
(1899-1979)

CHAIRMAN EMERITUS
BERNARD W. ABRAMS

BOARD OF DIRECTORS
      ALAN R. ABRAMS (E)
      Co-Chairman of the Board
      Chief Executive Officer and President
      Abrams Industries, Inc.

      J. ANDREW ABRAMS (E)
      Co-Chairman of the Board
      Vice President - Business Development
      Abrams Industries, Inc.

      EDWARD M. ABRAMS (E)
      Chairman of the Executive Committee
      Abrams Industries, Inc.

      DAVID L. ABRAMS
      Attorney
      Sutherland Asbill & Brennan LLP

      GILBERT L. DANIELSON (A)
      Executive Vice President, Chief Financial Officer
      Aaron Rents, Inc.

      MELINDA S. GARRETT (E)
      Chief Financial Officer
      Abrams Industries, Inc.
      Chief Financial Officer, Vice President
      Abrams Properties, Inc.

      PAULA LAWTON BEVINGTON (A) (C)
      Chairman
      Servidyne Systems, Inc.

      ROBERT T. MCWHINNEY, JR. (C)
      President, Chief Executive Officer
      Stone & Webster Management Consultants, Inc.

      B. MICHAEL MERRITT (E)
      President
      Abrams Construction, Inc.

      L. ANTHONY MONTAG (C)
      Chief Executive Officer
      A. Montag & Associates, Inc.

      FELKER W. WARD, JR. (A) (C)
      Chairman of the Board
      Pinnacle Investment Advisors, Inc.


Committees:

E-Executive

A-Audit

C-Compensation


OFFICERS OF ABRAMS INDUSTRIES, INC. AND SUBSIDIARIES
      Alan R. Abrams
      J. Andrew Abrams
      Gerald T. Anderson II
      Janis H. Fowler
      Melinda S. Garrett
      George W. Hodges, Jr.
      B. Michael Merritt
      James D. O'Donnell
      Rick A. Paternostro
      Brennon E. Smith
      Thomas F. Stock


PARENT COMPANY
ABRAMS INDUSTRIES, INC.
      1945 The Exchange
      Suite 300
      Atlanta, Georgia 30339-2029
      (770) 953-0304
      (770) 953-9922 (FAX)
      www.abramsindustries.com


CONSTRUCTION SEGMENT
ABRAMS CONSTRUCTION, INC.
      1945 The Exchange
      Suite 350
      Atlanta, Georgia 30339-2029
      (770) 952-3555
      (770) 952-4010 (FAX)
      www.aciatl.com


REAL ESTATE SEGMENT
ABRAMS PROPERTIES, INC.
      1945 The Exchange
      Suite 400
      Atlanta, Georgia 30339-2029
      (770) 953-1777
      (770) 953-9922 (FAX)
      www.abramsproperties.com

[INSIDE BACK COVER]




                               In Appreciation of

                               Bernard W. Abrams

                               Chairman Emeritus



Mr. Bernard W. Abrams, Abrams Industries' Chairman Emeritus and long time leader, retired as a Director of the Company this year after 47 years of service, on his 75th birthday, January 21, 2000.

Bernie was born in 1925 in West Palm Beach,  Florida, as the first son of Alfred
R. Abrams (1899-1979), our Company founder. A graduate of the United States Military Academy, Bernie bravely served his country in peace and in war in the United States Army, before joining the Company in 1952. Mr. "B.W." has helped to lead our Company with distinction and integrity for almost five decades, as a Director, as Chairman of the Board and Chief Executive Officer from 1972 to 1995, as Chairman of the Executive Committee from 1995 to 1998, and most recently as Chairman Emeritus.

The Board of Directors of Abrams Industries, Inc., for itself and representing the shareholders and past and present employees, expresses our gratefulness, admiration and highest regard for our "Chief," Bernard W. Abrams, soldier, businessman, community leader and our friend.

[BACK COVER]


                              [LOGO APPEARS HERE]

                            ABRAMS INDUSTRIES, INC.
                             CORPORATE HEADQUARTERS
                               1945 The Exchange
                                   Suite 300
                          Atlanta, Georgia 30339-2029
                                 (770) 953-0304
                               FAX (770) 953-9922
                            www.abramsindustries.com